Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NEITHER THE CONVERTIBLE PROMISSORY NOTE NOR THE SHARES OF COMMON STOCK MAY BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DRONE AVIATION HOLDING CORP. AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THIS CONVERTIBLE PROMISSORY NOTE MUST BE SURRENDERED TO DRONE AVIATION HOLDING CORP. OR ITS REGISTRAR DESCRIBED HEREIN AS A CONDITION PRECEDENT TO THE SALE OR OTHER TRANSFER.

Drone Aviation Holding Corp.

Convertible Promissory Note Series 2016

Due October 1, 2017

$_____,000.00	Date: _______________, 2016

Jacksonville, Florida

Registered Holder of this Convertible Promissory Note: _______________________

Drone Aviation Holding Corp., a corporation duly organized and existing under the laws of the State of Nevada (hereinafter referred to as the “Company”), for value received, hereby promises to pay to the registered holder hereof (the “Holder”), the principal sum stated above (“Principal Amount”) on the 1st day of October, 2017 (the “Maturity Date”), together with interest accrued upon the unpaid principal amount from the date hereof, upon presentation and surrender of this Convertible Promissory Note Series 2016 (the “Note”) at the principal corporate office of the Company at 11651 Central Parkway #118, Jacksonville FL 32224, or at such other place as the Company may designate, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

This Note is one of a series of convertible promissory notes (collectively, the “Series 2016 Notes”) issued by the Company to investors with identical terms and on the same form as set forth herein (except that the holder, principal amount and date of issuance may differ in each convertible promissory note).

Interest shall accrue on a daily basis on the outstanding principal amount of this Note from and including the date hereof at a simple rate of interest equal to six percent (6%) per annum computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed. Subject to the terms of this Note, interest shall be paid on the Maturity Date.

1.	Payment and Prepayment.

(a)        Payment at Maturity; Prepayment. Subject to the terms of this Note, the Company shall pay the outstanding principal amount of this Note and any accrued and unpaid interest on the Maturity Date. Prepayment of this Note may be made at any time without penalty.

(b)        PIK Shares. In the event the Company does not prepay this Note in full before the Maturity Date, the Company shall satisfy its obligations to repay the outstanding principal amount of this Note and any accrued and unpaid interest on the Maturity Date with: (i) cash; (ii) the issuance and delivery to the Holder of whole shares (“PIK Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”); or (iii) any combination of cash and PIK Shares, as determined by the Company in its sole discretion.

(c)        Payment Notice. The Company shall deliver a written notice (“Payment Notice”) at least ten (10) days before any prepayment, or at least ten (10) days before the Maturity Date if any of the Principal Amount remains outstanding on the tenth (10th) day before the Maturity Date, of its intention to make a prepayment of any part of the Principal Amount or to pay on the Maturity Date by PIK Shares, as the case may be. The Payment Notice shall specify the amount of the prepayment and its allocation between interest and outstanding principal amount, the number of PIK Shares to be issued, if applicable, and the amount of the Company’s obligation that will be satisfied with the payment of cash or readily available funds.

(d)        Number and Value of PIK Shares. The PIK Shares issued and delivered at maturity shall be equal to the number of shares of Common Stock that could have been purchased for the principal and interest obligation (less any cash paid in combination with the PIK Shares) if the shares were valued at the Fair Market Value of the Common Stock as of maturity. For purposes hereof, the term “Fair Market Value” means, as of any particular date: (i) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (ii) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (iii) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (iv) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board of Directors of the Company and the Holder.

2.	Conversion.

(a)        Conversion Right. The Holder shall have a right to convert this Note into shares of Common Stock at any time except as otherwise provided herein below. This Note shall not be convertible during the period from ten (10) days after a Payment Notice by the Company to thirty (30) days after the Payment Notice. The number of shares of Common Stock issuable upon any conversion of this Note at any given time shall be quotient of (i) the sum of the outstanding principal amount and the accrued but unpaid interest of this Note divided by (ii) the Conversion Price then in effect in accordance with Section 2(c). The Holder, by purchasing this Note, understands that the Common Stock to be issued pursuant to the conversion rights granted hereunder has not been registered under the Securities Act of 1933, as amended (“Securities Act”), that it is not the intention of the Company to so register said Common Stock and that the certificates evidencing said Common Stock will bear a legend indicating that said shares are “restricted securities” within the meaning of Rule 144 under the Securities Act. The Holder further understands that unless said Common Stock is registered under the Securities Act, the Securities Act may be construed to prohibit any public sale or transfer of any of the Common Stock unless such public sale or transfer is effected in compliance with all applicable laws and regulations.

(b)        Method of Exercise of Conversion Right. In order to exercise the conversion right, the Holder shall present and surrender the original of this Note during usual business hours to the Note Registrar (as defined below) at the principal corporate office of the Company and shall deliver a written notice in person or by overnight delivery service, in the form of Exhibit A attached hereto, of the election of the Holder to convert this Note (“Conversion Notice”) before the suspension of the conversion right as specified in Section 2(a). The certificate or certificates for Common Stock which shall be issuable on such conversion shall be issued in the name of the Holder. This Note, when surrendered for conversion, shall be endorsed in such manner, or accompanied by such instruments of transfer, as the Company may prescribe. The conversion shall be deemed to have been effected on the date (the “Conversion Date”) on which this Note shall have been surrendered and such notice and any required instruments of transfer received as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable on such conversion shall be deemed to have become on the Conversion Date the holder or holders of record of the Common Stock represented thereby. As promptly as practicable after the presentation and surrender for conversion, of this Note, as herein provided, the Company shall issue and deliver at such office to the Holder, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion. No fractional shares, or scrip representing fractional shares, shall be issued upon any conversion, but in lieu thereof the Company shall pay in cash the fair value of such fractional shares as of the Conversion Date. The issuance of certificates for Common Stock issuable upon the conversion of this Note shall be made without charge to the converting Holder for any tax in respect of the issue thereof.

(c)        Conversion Price. For purposes of this Note, the term “Conversion Price” shall mean, with respect to conversion pursuant to Sections 2(a), (b), (c) and (d)(ii), the lesser of: (i) $3.00 or (ii) the product of (A) 85% and (B) the lowest per share purchase price of Common Stock issued in the Next Financing. Also, for purposes of this Note, the term “Next Financing” means the next sale (or series of related sales) by the Company of its Common Stock following the date of issuance of this Note from which the Company receives gross proceeds of an amount greater than or equal to the sum of the original principal amounts of all of the Series 2016 Notes sold by the Company.

(d)        Fundamental Change.

(i)        Definition. For purposes of this Note, a “Fundamental Change” shall be deemed to have occurred if there shall be: (A) any consolidation to which the Company shall be a party, (B) any merger in which the Company shall not survive, (C) any merger in which the Common Stock outstanding immediately prior to such merger shall be exchanged for or converted into any cash, securities or other property, (D) any complete liquidation of the Company, or (E) any partial liquidation of the Company for which the approval of the holders of Common Stock is required or which is involuntary.

(ii)       Conditional Conversion Election. In connection with any Fundamental Change, the Holder of this Note shall have the right at any time before such event shall actually occur to make a conditional election (A) to convert all of the outstanding principal amount and accrued and unpaid interest of this Note into Common Stock if such event shall actually be consummated and to participate in such event as if the Holder had held such Common Stock on the date as of which the holders of Common Stock entitled to participate in such event shall be selected but (B) not to convert this Note if such event shall not be consummated. Any conversion of this Note pursuant to any conditional election made pursuant to rights granted in this Section 2(d)(ii) shall be (Y) subject to the same method and mechanics of conversion set forth in Sections 2(a), (b) and (c), including method of determining the number of shares of Common Stock issuable upon any conversion, the method of exercise and the calculation of the Conversion Price, and (Z) deemed to have been converted on the record date (or if there be no record date, the point in time) used to determine the holders of Common Stock entitled to participate in the Fundamental Change or other event giving rise to such conditional election.

(e)        Purchase Rights.

(i)         If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the holder of this Note shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of this Note immediately before the date on which a record shall be taken for the grant, issuance or sale of such Purchase Rights or, if no such record shall be taken, the date as of which the record holders of Common Stock shall be determined for the grant, issue or sale of such Purchase Rights.

(ii)         Except as provided herein, in addition to the Purchase Rights, if at any time during calendar year 2017 prior to the Maturity Date, the Company offers, issues or sells any shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock in any offering exempt from the registration requirements of Section 5 of the Securities Act, the Company will offer the Holder the right to purchase a portion of such securities, where such portion, expressed as a percentage, shall be equal to the quotient of (A) the Principal Amount divided by (B) the original principal amount of all of the outstanding Series 2016 Notes including the Principal Amount of this Note.

(iii)        Section 2(e) shall not apply to securities offered, issued and sold by the Company for cash consideration and shall not apply to any: (A) offers and sales of any of the Series 2016 Notes; (B) securities of the Company outstanding on the date of this Note; (C) securities issued or to be issued upon the exercise, conversion or payment of securities of the Company outstanding on the date of this Note; or (D) options issued pursuant to option plans of the Company.

(f)        Distribution Rights. If at any time the Company makes any distribution pro rata to the record holders of Common Stock in property other than cash (“Distribution Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such distribution rights, the aggregate distribution rights which the Holder would have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of this Note immediately before the date on which a record shall be taken for the distribution, or, if no such record shall be taken, the date as of which the record holders of Common Stock shall be determined for the distribution.

3.	Representations, Warranties and Covenants of the Company.

(a)        Information Rights. The Company shall deliver to the Holder promptly after mailing, copies of all notices or other written communications to the shareholders of the Company. The Company shall file with the Securities and Exchange Commission all periodic reports and other filings as required under the federal securities laws, and if not so required, the Company shall file, as a voluntary filer, from the date hereof to the Maturity Date all applicable Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(b)        Reservation of Shares. The Company agrees to reserve from its authorized and unissued Common Stock, until this Note shall be paid in full or fully converted, shares of Common Stock in a number which at any given time shall be equal to all of the number of shares which may be issuable on the conversion of this Note.

(c)        Common Stock. The Company hereby represents and warrants that all shares of Common Stock which may be issued upon the conversion or as PIK Shares shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances.

4.	Representations, Warranties and Covenants of the Holder.

The Holder, by purchasing this Note, represents, warrants and covenants as follows:

(a)        Private Offering. This Note and any Common Stock issuable upon conversion of, or as PIK Shares as payment of, this Note (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. The Holder acknowledges that the Securities are not registered under the Securities Act or qualified under applicable state securities laws under an exemption from the registration thereof and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

5.	Remedies.

(a)        Events of Default. A “Default” shall be deemed to exist for purposes of this Note so long as: (i) the principal or interest owed on this Note shall not be paid at maturity; (ii) the Company shall be in breach of any other covenant or warranty of the Company in this Note or the Subscription Agreement executed in connection with this Note for at least thirty (30) days after there has been given to the Company by the Holder, a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “notice of default” hereunder; or (iii) a decree or order by a court having jurisdiction in the premises shall have been entered adjudicating the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the Bankruptcy Code or any other similar applicable federal or state law, and such decree or order shall have been in effect for a period of sixty (60) days, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of any property of the Company or for the winding up or liquidation of its affairs shall be in effect and shall have been in effect for a period of sixty (60) days.

(b)        Acceleration of Maturity. Whenever a Default exists, the Holder may declare the outstanding principal amount and accrued and unpaid interest of this Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal and accrued and unpaid interest shall become immediately due and payable.

(c)        Unconditional Right of Holder to Receive Principal and Interest. Notwithstanding any other provision in this Note, the Holder shall have the right which is absolute and unconditional to receive payment of outstanding principal amount and accrued and unpaid interest of this Note on maturity and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of the Holder.

(d)        Rights and Remedies Cumulative; Governing Law. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment or any other appropriate right or remedy.

(e)        Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right or remedy accruing upon any Default shall impair any such right or remedy or constitute a waiver of any such Default or acquiescence therein. Every right and remedy given by this Note or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

(f)        Undertaking for Costs. The Company and the Holder, by purchasing this Note, agree that any court or arbitrator, as the case may be, may in its discretion require, in any suit for the enforcement of any right or remedy under this Note, of any party litigant in such suit an undertaking to pay the costs of such suit, and that such court or arbitrator may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.

6.	General.

(a)        Registration, Transfer and Exchange. The Company shall cause to be kept at its principal corporate office a register (herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of this Note and of transfers of this Note. The Secretary of the Company is hereby appointed “Note Registrar” for the purpose of registering this Note in the Note Register and transfers of this Note as herein provided. Upon surrender for transfer of any part of this Note to the Note Registrar at the principal corporate office of the Company, which transfer complies with all applicable securities laws, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new convertible promissory notes of any authorized denominations, of a like aggregate principal amount. A convertible promissory note issued upon any transfer or exchange of this Note shall be a valid obligation of the Company, evidencing the same debt, and entitled to the same benefits as this Note. The Holder understands that: (i) this Note has not been registered under the Securities Act or any other federal or state law governing the issuance or transfer of securities (which are herein collectively called the “securities laws”), (ii) the securities laws impose substantial restrictions upon the transfer of any interest in this Note, and (iii) the Company is not obligated to register this Note or the securities acquired upon conversion of this Note under the securities laws or otherwise take any action to facilitate or make possible any transfer of any interest in this Note. No service charge shall be made for the transfer or exchange of this Note, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange of this Note and the Company’s costs and expenses incurred in connection therewith.

(b)        Mutilated, Destroyed, Lost and Stolen Notes. If (i) any mutilated Note is surrendered to the Company and the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Company such security or indemnity as may be required by the Company to save the Company harmless, then the Company shall execute and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note. Upon the issuance of any new Note under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. Every new Note issued pursuant to this section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits hereof equally and proportionately with any and all other Notes duly issued. The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

(c)        Payment of Interest; Interest Rights Preserved. Interest on this Note shall be paid to the person in whose name this Note (or one or more predecessor Note) is registered at the close of business on the business day immediately prior to such payment date.

(d)        Persons Deemed Owners. The Company, and any agent of the Company, may treat the person in whose name this Note is registered as the owner of this Note for the purpose of receiving payment of principal and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

(e)        Cancellation. This Note, when surrendered for payment, redemption, transfer, exchange or conversion shall be delivered to the Note Registrar for cancellation. The Company may at any time deliver to the Note Registrar for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Note Registrar. No Notes shall be issued in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted. All cancelled Notes held by the Note Registrar shall be disposed of as directed by the Company.

7.	Governing Law; Dispute Resolution.

This Note shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to its principles regarding conflicts of law. With respect to any suit, action, or proceeding relating to any offer, purchase, or sale of this Note (“Proceedings”), the Holder irrevocably submits to the jurisdiction of the federal or state courts located in Duval County, Florida, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings. The Holder acknowledges and agrees that any dispute concerning this Note, including the issue of whether the dispute is subject to arbitration, will be resolved by arbitration in Duval County, Florida, under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by a single arbitrator selected by the Company from the AAA’s panel of arbitrators.

[Remainder of Page Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the signature of its Chief Financial Officer.

Drone Aviation Holding Corp.

By:
Kendall W. Carpenter
Chief Financial Officer

Dated:	______________, 2016

Signature Page to Convertible Promissory Note

Exhibit A

ELECTION TO CONVERT NOTE

Reference is made to that certain Convertible Note Series 2016 due October 1, 2017 issued, on _____________ (the “Note”), by Drone Aviation Holding Corp. (the “Company”) to ________________________. Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings assigned to them in the Note.

The holder of the Note hereby irrevocably elects to convert the outstanding principal amount of the Note and any accrued and unpaid interest thereunder into shares of Common Stock. The holder of the Note shall be entitled to convert the Note only in accordance with Section 2 thereof.

The holder of the Note directs the Company to record in the shareholder register of the Company the Common Stock (or other securities) issuable upon this conversion of the Note in the name of the holder of the Note.

The Note is herewith being surrendered by the holder of the Note. The holder of the Note hereby acknowledges and approves of the cancellation of the Note by the Company.

Holder of the Note:

Address:

Dated: